EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-93229, No. 333-166885 and No. 333-175593) on Form S-8 and in Registration Statement (No. 333-166915) on Form S-3 of Datalink Corporation of our report dated March 15, 2012, relating to our audits of the financial statements, the financial statement schedule and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Datalink Corporation for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 15, 2012